Exhibit 99

NEWS

INVESTOR CONTACT:   (818) 225-3550

David Bigelow or Lisa Riordan

COUNTRYWIDE REPORTS 2006 FIRST QUARTER RESULTS

— Diluted EPS Of $1.10 For The Quarter —

— 2006 Earnings Guidance Revised At $3.90 To $4.80 Per Diluted Share —

— Board Of Directors Declares Dividend Of $0.15 Per Share —

CALABASAS, CA (April 27, 2006) — Countrywide Financial Corporation (NYSE: CFC) today announced results for the quarter ended March 31, 2006.  For the first quarter of 2006, net earnings totaled $684 million and diluted earnings per share were $1.10.  This compares to $689 million in net earnings and $1.13 in diluted earnings per share for the first quarter of 2005, and $639 million in net earnings and $1.03 in diluted earnings per share for the fourth quarter of 2005.

“Countrywide opened the year by delivering strong operational and financial performance for its shareholders,” said Angelo R. Mozilo, Chairman and Chief Executive Officer.  “The first quarter of 2006 was characterized by the continuation of a relatively flat yield curve, although overall interest rates continued to rise.  Despite the challenges created by this environment, profitability improved over the fourth quarter of 2005, driven primarily by a $121 million increase in pre-tax earnings from the Mortgage Banking segment.  Total Company earnings were down modestly from the first quarter of 2005, when interest rates were lower and the yield curve was considerably steeper.  Overall, in this challenging environment, Countrywide’s results demonstrate the effectiveness of our time-tested business model, our focus on mortgage lending and the continued diversification of our earnings base.

“Within the Mortgage Banking segment, our Loan Production sector generated $284 million in pre-tax earnings for the first quarter of 2006, an increase of $182 million from the fourth quarter of 2005.  This resulted from improved gain-on-sale margins which pushed the overall Loan Production sector pre-tax margin to 30 basis points, compared to 9 basis points in the fourth quarter of 2005.  On a year-over-year basis, Loan Production sector pre-tax income was down from $735 million in the first quarter of 2005.

Investor Relations	Page 1 of 8

4500 Park Granada • Calabasas, CA  91302 •  818-225-3550

http://www.countrywide.com

 Countrywide Home Loans, Inc.  and Countrywide Bank are Equal Housing Lenders. ©2002 Countrywide Financial Corporation.
Trade/service marks are the property of Countrywide Financial Corporation and/or its subsidiaries.  All rights reserved.

“The Loan Servicing sector generated $249 million in pre-tax earnings for the first quarter of 2006, up from $17 million in the first quarter of 2005.  Pre-tax Servicing margins were 9 basis points for the first quarter of 2006, up from 1 basis point for the comparable year-ago quarter.

“Our other business activities, primarily the Banking, Capital Markets and Insurance segments, collectively contributed 50 percent of consolidated pre-tax earnings for the first quarter of 2006, compared to 33 percent for the first quarter of 2005.  Banking segment pre-tax earnings grew 58 percent from the year-ago quarter to reach $341 million for the first quarter of 2006, accounting for 30 percent of consolidated pre-tax earnings.  Quarterly pre-tax earnings from the Capital Markets group of $156 million increased from $122 million in the first quarter of 2005.  The Insurance segment generated $65 million in pre-tax earnings for the first quarter of 2006, an improvement of 19 percent from the first quarter of 2005.

“On a consolidated basis, quarterly operating expenses increased on a year-over-year basis by $461 million.  This was driven primarily by a $341 million increase in the Loan Production sector, which had higher origination volume and increased operating expenses as the Company continued to build its production infrastructure.  During the first quarter of 2006, Countrywide incurred pre-tax compensation expenses of $13 million related to Statement of Financial Accounting Standards No. 123R, Share-Based Payments.  In addition, the provision for loan losses increased by $44 million primarily due to growth and seasoning of the investment loan portfolio.

“Looking to the rest of 2006, we remain confident in Countrywide’s position within the industry.  We will continue to capitalize upon consolidation and other industry dynamics to grow market share, enhance our infrastructure and create greater shareholder value.”

Countrywide’s 2006 earnings guidance has been revised at $3.90 to $4.80 per diluted share, which compares to previous guidance of $3.80 to $4.80.  Key full-year assumptions behind the guidance include the following:

•                  Total mortgage market originations of $2.2 trillion to $3.0 trillion

•                  Average 10-year U.S. Treasury yield range of 4.50 percent to 5.30 percent

•                  Mortgage Banking segment pre-tax earnings of $1.95 billion to $2.55 billion

•                  Company-wide loan production market share of 18.0 percent to 18.5 percent (1)

•                  Company-wide loan origination volume of $400 billion to $550 billion (1)

•                  Loan Production sector pre-tax margins of 20 basis points to 40 basis points (2)

•                  Average loan servicing portfolio of $1.20 trillion to $1.25 trillion (3)

•                  Loan Servicing sector pre-tax margins of 2 basis points to 10 basis points

•                  Pre-tax earnings from other business segments of $2.05 billion to $2.35 billion (4)

(1)              Includes production from the Mortgage Banking and Capital Markets segments and Countrywide Bank

(2)              Excludes pre-tax earnings from Capital Markets, and is based on total loans funded

(3)              Total portfolio, including inventory, Bank portfolio and subservicing

(4)              Includes Banking, Capital Markets, Insurance and Global Operations

The earnings estimates and assumptions and other projections provided in this press release should be considered forward-looking statements and readers are directed to the information contained in the disclaimer provided herein.

Countrywide’s Board of Directors declared a dividend of $0.15 per share.  The payable date on the dividend is May 31, 2006 to stockholders of record on May 12, 2006.

MORTGAGE BANKING

Countrywide’s Mortgage Banking segment includes Loan Production and Loan Servicing.  These two sectors tend to be countercyclical and the relationship between the two is often referred to as the “macro-hedge.”  In addition, this segment includes Loan Closing Services.  The Mortgage Banking segment contributed 50 percent of consolidated pre-tax earnings for the first quarter of 2006.

Loan Production

The Loan Production sector is comprised of four distribution channels: prime and nonprime consumer-direct lending through Countrywide Home Loans’ 895-branch retail system, call center operations and the Internet; wholesale lending through a network of mortgage brokers; correspondent lending which buys closed loans from other financial institutions such as independent mortgage companies, commercial banks, savings and loans and credit unions; and loans originated through Countrywide Bank that are sold into the secondary mortgage market.

The Loan Production sector generated $284 million in pre-tax earnings for the 2006 first quarter, which compares to $735 million for the first quarter of 2005.  This decline is the result of the impact on margins of higher interest rates and a considerably flatter yield curve as compared to the first quarter of 2005, as well as increased operating expenses as the Company continued to build its production infrastructure.  Compared to the fourth quarter of 2005, pre-tax earnings increased by $182 million, primarily as a result of improved gain-on-sale margins.  The following table shows fundings, sales, and gain on sale by product category for the periods indicated.

Loan Production Sector *	Quarter Ended
(dollars in millions)	Mar. 31, 2006	Dec. 31, 2005	Mar. 31, 2005

Prime
Production	$75,825	$96,558	$63,943
Loans sold	$76,177	$93,742	$58,921
Gain on sale (“GOS”)	$898	$606	$729
GOS as % of loans sold	1.18%	0.65%	1.24%

Nonprime
Production	$8,099	$10,833	$8,187
Loans sold	$9,090	$12,251	$12,486
GOS	$149	$139	$351
GOS as % of loans sold	1.64%	1.14%	2.82%

Home Equity
Production	$9,528	$9,496	$6,619
Loans sold	$4,443	$7,025	$4,025
GOS	$114	$130	$156
GOS as % of loans sold	2.56%	1.86%	3.89%

Total production	$93,452	$116,887	$78,749
Total loans sold	$89,710	$113,018	$75,432
Total GOS	$1,161	$876	$1,237
Total GOS as % of loans sold	1.29%	0.78%	1.64%

* Numbers may not be exact due to rounding.

Overall gain-on-sale margins rose from 78 basis points in the fourth quarter of 2005 to 129 basis points in the first quarter of 2006.  Improvement in gain-on-sale margins was primarily the collective result of recovery in back-end secondary market execution, and to a lesser extent improved front-end pricing and overperformance in the production hedge.  All three factors positively impacted prime gain-on-sale margins.  With regard to nonprime and home equity loans, margins rebounded in the first quarter of 2006 primarily from improved secondary market execution.

On a year-over-year basis, gain-on-sale margins declined 35 basis points from the first quarter of 2005 in the face of a more challenging environment.  Compared to the first quarter of 2005, the first quarter of 2006 was characterized by more competitive pricing conditions, higher interest rates, a flatter yield curve and lower industry production volume.

Loan Production operating expenses measured as a percentage of total production volume grew from 72 basis points in the fourth quarter of 2005 to 98 basis points in the first quarter of 2006.  Most of the change in expenses was attributable to a lower deferral rate of costs under SFAS 91, partially offset by reduced commissions and bonuses resulting from lower production.

Loan Servicing

The Loan Servicing sector reflects the performance of mortgage servicing rights (MSRs) and other retained interests associated with Countrywide’s owned-servicing portfolio.  Loan Servicing sector earnings tend to improve when interest rates rise, in contrast to Loan Production earnings, which typically improve in declining interest rate environments.  As of March 31, 2006, the servicing portfolio was $1.15 trillion, compared to $893 billion at March 31, 2005, with the weighted average coupon of 6.2 percent increasing from 5.9 percent one year ago.  The servicing portfolio is comprised of 60 percent fixed rate loans and 40 percent adjustable rate loans.

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 156, Accounting for Servicing of Financial Assets (SFAS 156).  SFAS 156 permits an entity to choose either to continue the current practice of amortizing servicing assets and assessing such assets for impairment, or to report servicing assets at fair value.  The Company has elected to report its MSRs at fair value.  As a result, beginning retained earnings were increased by $67 million.  Because its MSRs are no longer constrained by lower of cost-or-market accounting, Countrywide believes that future Servicing earnings will be more reflective of the true economics of the Servicing sector.

For the quarter, the Loan Servicing sector recorded pre-tax earnings of $249 million, which compares to $17 million for the first quarter of 2005.  The year-over-year increase in quarterly servicing earnings was driven largely by portfolio growth and increased earnings from escrow balances due to higher interest rates.  Results for the first quarter of 2006 are not directly comparable to the first and fourth quarters of 2005 because of the adoption of SFAS 156 and a corresponding change in hedge strategy.  The capitalization rate on the MSR portfolio now stands at 138 basis points, which compares to 129 basis points at December 31, 2005 and 122 basis points at March 31, 2005.  The upward trend in the capitalization rate is primarily a reflection of rising interest rates.

Loan Closing Services

Loan Closing Services are offered through Countrywide’s LandSafe companies, which primarily provide credit reports, appraisals and flood determinations.  The LandSafe companies’ pre-tax earnings were $22 million in the first quarter of 2006, which compares to $20 million earned during the first quarter last year.  Pre-tax earnings tend to be driven by Company and industry loan production volume.

BANKING

The Banking segment includes the investment and fee-based activities of Countrywide Bank, along with the activities of Countrywide Warehouse Lending, a provider of mortgage inventory financing to independent mortgage bankers.  The Bank continues to leverage its relationship with the Mortgage Banking segment by sourcing high-quality mortgage assets through existing production distribution channels and then funding the loans for either retention in the Bank’s investment portfolio or sale into the secondary mortgage market.  The revenues associated with the sale of the Bank’s loans are recorded in the Mortgage Banking segment’s Production sector, net of expenses.  Asset growth is funded by growth in the Bank’s deposit base and its ability to borrow from the Federal Home Loan Bank.  The Bank continues to focus on building its deposit franchise through its 87 Financial Centers, call centers and the Internet.  The Bank activities provide Countrywide with an expanded product menu, lower-cost funding sources and opportunities for a diversified revenue stream through portfolio spread income.

For the first quarter of 2006, the net interest margin was 229 basis points, which compares to 211 basis points for the fourth quarter of 2005 and 231 basis points for the first quarter of 2005.  The sequential quarter improvement resulted primarily from a reduction in prepayment speeds of loans in the portfolio and fewer days of interest expense in the first quarter.

At March 31, 2006, total assets of Banking Operations were $78 billion, compared to $51 billion at March 31, 2005, and were comprised of approximately 89 percent first lien and home equity mortgage loans, 10 percent investments and 1 percent other assets.  Delinquencies (90+ days) on Countrywide Banking Operations’ loan portfolio at March 31, 2006 were 0.28 percent, as compared to 0.08 percent at March 31, 2005.  During the first quarter of 2006, the Bank increased its retail deposits by $2 billion, and continued to expand its commercial and escrow deposit accounts.  Total retail deposits at March 31, 2006 were $19 billion, which compares to $9 billion for March 31, 2005.

Overall, quarterly pre-tax earnings for the Banking segment were $341 million, increasing 58 percent from $216 million in the first quarter of 2005, driven primarily by the increase in average earning assets at the Bank.  The Banking segment represented 30 percent of the total Company’s pre-tax earnings for the first quarter of 2006, which compares to 19 percent for the first quarter of 2005.

CAPITAL MARKETS

The Capital Markets segment includes a registered securities broker-dealer, a distressed-asset manager and a commercial real estate finance group.  Total revenues for Capital Markets in the first quarter of 2006 were $263 million, with approximately 47 percent derived from conduit activities, 27 percent from underwriting, 20 percent from securities trading, brokerage and other activities, and 6 percent from commercial real estate activities.  This compares to total revenues of $204 million in the first quarter of 2005 with approximately 47 percent derived from conduit activities, 25 percent from underwriting, and 14 percent from securities trading, brokerage and other activities and 14 percent from commercial real estate activities.  In total, pre-tax earnings for the Capital Markets segment were $156 million in the first quarter of 2006, an increase of 27 percent from the $122 million earned in the comparable year-ago period.  Year-over-year improvement resulted from greater conduit and underwriting activity as well as higher securities trading volume.

INSURANCE

Countrywide’s Insurance segment includes Balboa Insurance Group, whose companies are national providers of property, life and casualty insurance; and Balboa Reinsurance Company, a captive mortgage reinsurance company.  The Insurance segment recorded pre-tax earnings of $65 million in the first quarter of 2006, which compares to pre-tax earnings of $55 million for the first quarter of 2005.  The year-over-year increase is primarily the result of growth in net insurance premiums earned.

Conference Call

Countrywide will host a live conference call to discuss quarterly results today at 12:00 pm Eastern Daylight Time. The dial-in number for the live conference call is (800) 230-1096 (U.S.) or (612) 288-0340 (International). The management discussion will be available for replay through midnight on Thursday, May 11, 2006. The replay dial-in numbers and access code are (800) 475-6701 (U.S.) / (320) 365-3844 (International) and 823776, respectively.

An accompanying slide presentation will be available on Countrywide’s website (www.countrywide.com), and can be accessed by clicking on “Investor Relations” on the website main page and clicking on the supporting slide show text link for the 2006 first quarter earnings teleconference.  Management strongly recommends that participants have access to this presentation while listening to the management discussion.

About Countrywide

Founded in 1969, Countrywide Financial Corporation is a diversified financial services provider and a member of the S&P 500, Forbes 2000 and Fortune 500.  Through its family of companies, Countrywide originates, purchases, securitizes, sells, and services prime and nonprime loans; provides loan closing services such as credit reports, appraisals and flood determinations; offers banking services which include depository and home loan products; conducts fixed income securities underwriting and trading activities; provides property, life and casualty insurance; and manages a captive mortgage reinsurance company.   For more information about the Company, visit Countrywide’s website at www.countrywide.com.

This Press Release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, and assumptions with respect to, among other things, the Company’s future operations, business plans and strategies, as well as industry and market conditions, all of which are subject to change. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein.  Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: competitive and general economic conditions in each of our business segments; changes in general business, economic, market and political conditions in the United States and abroad from those expected; loss of investment grade ratings that may result in an increase in the cost of debt or loss of access to corporate debt markets; reduction in government support of homeownership; the level and volatility of interest rates; changes in interest rate paths; changes in generally accepted accounting principles or in the legal, regulatory and legislative environments in the markets in which the Company operates; the ability of management to effectively implement the Company’s strategies; and other risks noted in documents filed by the Company with the Securities and Exchange Commission from time to time.  Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.

(tables follow)

COUNTRYWIDE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

	Quarters Ended
	March 31,		%
(in thousands, except per share data)	2006	2005	Change
	(unaudited)
Revenues
Gain on sale of loans and securities	$1,361,178	$1,361,751	(0)%

Interest income	2,593,758	1,486,930	74%
Interest expense	(1,899,323)	(995,937)	91%
Net interest income	694,435	490,993	41%
Provision for loan losses	(63,138)	(19,622)	222%
Net interest income after provision for loan losses	631,297	471,371	34%

Loan servicing fees and other income from mortgage servicing rights and retained interests	1,199,887	972,358	23%
Realization of expected cash flows from mortgage servicing rights	(738,567)	—	N/M
Amortization of mortgage servicing rights	—	(472,187)	N/M
Change in fair value of mortgage servicing rights	978,281	—	N/M
Recovery of mortgage servicing rights	—	452,434	N/M
Impairment of retained interests	(120,654)	(137,070)	(12)%
Servicing hedge losses	(885,870)	(552,292)	60%
Net loan servicing fees and other income from retained interests	433,077	263,243	65%

Net insurance premiums earned	279,793	199,518	40%
Other	130,603	109,002	20%
Total revenues	2,835,948	2,404,885	18%

Expenses
Compensation	1,074,818	786,479	37%
Occupancy and other office	245,331	188,656	30%
Insurance claims	124,042	75,935	63%
Advertising and promotion	60,230	55,179	9%
Other	212,164	149,639	42%
Total expenses	1,716,585	1,255,888	37%

Earnings before income taxes	1,119,363	1,148,997	(3)%
Provision for income taxes	435,852	460,145	(5)%

NET EARNINGS	$683,511	$688,852	(1)%

Earnings per Share:
Basic	$1.14	$1.18	(3)%
Diluted	$1.10	$1.13	(3)%

Weighted Average Shares Outstanding:
Basic	601,585	583,201	3%
Diluted	620,332	610,676	2%

(more)

COUNTRYWIDE FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

	March 31	December 31,	%
(in thousands, except share data)	2006	2005	Change
	(unaudited)	(audited)
Assets
Cash	$2,644,621	$1,031,108	156%
Mortgage loans held for sale	32,067,881	36,808,185	(13)%
Trading securities owned, at fair value	11,050,549	10,314,384	7%
Trading securities pledged as collateral, at fair value	1,022,396	668,189	53%
Securities purchased under agreements to resell, securities borrowed and federal funds sold	21,516,259	23,317,361	(8)%
Loans held for investment, net of allowance for loan losses of $172,271 and $151,274, respectively	74,107,611	69,865,447	6%
Investments in other financial instruments, at fair value	11,111,631	11,260,725	(1)%
Mortgage servicing rights, at fair value	14,171,804	—	N/M
Mortgage servicing rights, net	—	12,610,839	N/M
Premises and equipment, net	1,338,293	1,279,659	5%
Other assets	8,561,011	7,929,473	8%

Total assets	$177,592,056	$175,085,370	1%

Liabilities
Notes payable	$72,554,228	$76,187,886	(5)%
Securities sold under agreements to repurchase and federal funds purchased	32,599,845	34,153,205	(5)%
Deposit liabilities	45,377,942	39,438,916	15%
Accounts payable and accrued liabilities	5,920,045	6,358,158	(7)%
Trading securities sold, not yet purchased, at fair value	3,393,128	2,285,171	48%
Income taxes payable	4,240,615	3,846,174	10%

Total liabilities	164,085,803	162,269,510	1%

Commitments and contingencies	—	—	—

Shareholders' Equity
Preferred stock - authorized, 1,500,000 shares of $0.05 par value; none issued and outstanding	—	—	—
Common stock - authorized, 1,000,000,000 shares of $0.05 par value; issued, 605,011,658 shares and 600,169,268 shares at March 31, 2006 and December 31, 2005, respectively; outstanding, 604,786,813 shares and 600,030,686 shares at March 31, 2006 and December 31, 2005, respectively	30,251	30,008	1%
Additional paid-in capital	3,071,443	2,954,019	4%
Accumulated other comprehensive (loss) income	(26,403)	61,114	N/M
Retained earnings	10,430,962	9,770,719	7%

Total shareholders' equity	13,506,253	12,815,860	5%

Total liabilities and shareholders' equity	$177,592,056	$175,085,370	1%

COUNTRYWIDE FINANCIAL CORPORATION

LOANS HELD FOR INVESTMENT, NET AND OTHER ASSETS

	March 31,	December 31,	%
(in thousands)	2006	2005	Change
	(unaudited)	(audited)
Loans Held for Investment, Net
Mortgage loans	$68,750,764	$63,765,282	8%
Warehouse lending advances secured by mortgage loans	3,054,762	3,943,046	(23)%
Defaulted mortgage loans repurchased from securitizations	1,440,236	1,370,169	5%
	73,245,762	69,078,497	6%
Purchase premium and deferred loan origination costs, net	1,034,120	938,224	10%
Allowance for loan losses	(172,271)	(151,274)	14%

Total loans held for investment, net	$74,107,611	$69,865,447	6%

Other Assets
Reimbursable servicing advances, net	$1,674,041	$1,947,046	(14)%
Securities broker-dealer receivables	1,415,753	392,847	260%
Investments in Federal Reserve Bank and Federal Home Loan Bank stock	1,364,083	1,334,100	2%
Interest receivable	862,783	777,966	11%
Receivables from custodial accounts	612,594	629,075	(3)%
Restricted cash	439,426	429,556	2%
Capitalized software, net	314,014	331,454	(5)%
Cash surrender value of assets held in trust for deferred compensation plan	230,922	224,884	3%
Prepaid expenses	223,734	187,377	19%
Real estate acquired in settlement of loans	152,745	110,499	38%
Receivables from sale of securities	144,609	325,327	(56)%
Derivative margin accounts	68,995	296,005	(77)%
Other assets	1,057,312	943,337	12%

Total other assets	$8,561,011	$7,929,473	8%

Mortgage Servicing Rights
Balance at December 31, 2005, net of impairment reserve	$12,610,839
Remeasurement to fair value upon adoption of SFAS 156	109,916
Balance at January 1, 2006, at fair value	12,720,755
Purchases of servicing assets	1,911
Servicing resulting from transfers of financial assets	1,209,424
Changes in fair value:
Due to changes in valuation inputs or assumptions used in valuation model (1)	978,281
Other changes in fair value (2)	(738,567)

Balance at March 31, 2006, at fair value	$14,171,804

(1)   Mostly reflects changes in discount rates and prepayment speed assumptions, mostly due to changes in interest rates.

(2)   Represents changes due to realization of expected cash flows.

COUNTRYWIDE FINANCIAL CORPORATION

INVESTMENTS IN OTHER FINANCIAL INSTRUMENTS

	March 31,	December 31,	%
(in thousands)	2006	2005	Change
	(unaudited)	(audited)
Investments in Other Financial Instruments
Available-for-sale securities:
Mortgage-backed securities	$6,581,362	$6,866,520	(4)%
Obligations of U.S. Government-sponsored enterprises	562,121	547,715	3%
Municipal bonds	379,238	369,748	3%
U.S. Treasury securities	144,115	144,951	(1)%
Other	2,859	3,109	(8)%

Subtotal	7,669,695	7,932,043	(3)%

Interests retained in securitization accounted for as available-for-sale securities:
Prime interest-only and principal-only securities	319,461	323,368	(1)%
Nonprime residual securities	172,698	206,033	(16)%
Prime home equity line of credit transferor's interest	157,997	158,416	(0)%
Prime home equity residual securities	97,908	124,377	(21)%
Prepayment penalty bonds	85,425	112,492	(24)%
Prime residual securities	14,890	21,383	(30)%
Prime home equity interest-only securities	12,872	15,136	(15)%
Nonprime interest-only securities	7,786	9,455	(18)%
Subordinated mortgage-backed pass-through securities	1,941	2,059	(6)%
Total interests retained in securitization accounted for as available-for-sale securities	870,978	972,719	(10)%

Total available-for-sale securities	8,540,673	8,904,762	(4)%

Interests retained in securitization accounted for as trading securities:
Prime home equity residual securities	693,057	757,762	(9)%
Prime interest-only and principal-only securities	318,571	180,216	77%
Prime home equity line of credit transferor's interest	262,300	95,514	175%
Nonprime residual securities	243,796	341,106	(29)%
Prime residual securities	39,497	43,244	(9)%
Prepayment penalty bonds	24,407	—	N/M
Prime home equity interest-only securities	19,209	—	N/M
Interest rate swaps	8,833	782	1,030%
Total interests retained in securitization accounted for as trading securities	1,609,670	1,418,624	13%

Hedging instruments and mortgage pipeline derivatives:
Mortgage servicing	679,280	741,156	(8)%
Mortgage loans held for sale	180,826	89,098	103%
Notes payable	101,182	107,085	(6)%
Total investments in other financial instruments	$11,111,631	$11,260,725	(1)%

COUNTRYWIDE FINANCIAL CORPORATION

SELECTED OPERATING DATA

(Unaudited)

	Quarters Ended
	March 31,		%
(dollar amounts in millions)	2006	2005	Change
Volume of loans produced	$104,384	$92,024	13%

Number of loans produced	565,288	538,339	5%

Loan closing services (units):
Number of credit reports, flood determinations, appraisals, automated property valuation services, title reports, default title orders, other title and escrow services, and home inspections	5,802,108	5,007,167	16%

Capital Markets
Securities trading volume (1)	$978,355	$828,621	18%

Insurance
Net premiums earned:
Carrier	$228	$156	46%
Reinsurance	52	44	18%
Total net premiums earned	$280	$200	40%

	March 31,		%
	2006	2005	Change
Mortgage loan pipeline
(loans-in-process)	$64,167	$58,803	9%

Loan servicing portfolio (2)	$1,152,651	$893,405	29%

Number of loans serviced (2)	7,604,711	6,517,536	17%

MSR portfolio (3)	$1,024,220	$798,518	28%

Assets of Banking Operations
(in billions)	$78	$51	53%

(1)   Includes trades with Mortgage Banking Segment.

(2)   Includes loans held for sale, loans held for investment and loans serviced for others, including those under subservicing agreements.

(3)   Represents loan servicing portfolio reduced by loans held for sale, loans held for investment and subservicing.

COUNTRYWIDE FINANCIAL CORPORATION

 QUARTERLY SEGMENT ANALYSIS

 (Unaudited)

	Quarter Ended March 31, 2006
	Mortgage Banking
(in thousands)	Loan Production	Loan Servicing	Closing Services	Total	Banking	Capital Markets	Insurance	Global Operations	Other	Grand Total
Revenues
Gain on sale of loans and securities	$1,160,777	$1,979	$—	$1,162,756	$—	$187,300	$—	$—	$11,122	$1,361,178
Net interest income after provision for loan losses	113,326	31,658	1,361	146,345	410,282	58,094	14,535	542	1,499	631,297
Net loan servicing fees (1)	—	429,538	—	429,538	282	1,332	(614)	11,322	(8,783)	433,077
Net insurance premiums earned	—	—	—	—	—	—	279,793	—	—	279,793
Other revenue (2)	67,496	6,661	70,267	144,424	41,068	16,397	9,433	23,214	(103,933)	130,603
Total revenues	1,341,599	469,836	71,628	1,883,063	451,632	263,123	303,147	35,078	(100,095)	2,835,948
Expenses	1,057,450	221,118	49,421	1,327,989	110,546	107,550	238,204	24,910	(92,614)	1,716,585

Earnings (loss) before income taxes	$284,149	$248,718	$22,207	$555,074	$341,086	$155,573	$64,943	$10,168	$(7,481)	$1,119,363
	Quarter Ended March 31, 2005
	Mortgage Banking
(in thousands)	Loan Production	Loan Servicing	Closing Services	Total	Banking	Capital Markets	Insurance	Global Operations	Other	Grand Total
Revenues
Gain on sale of loans and securities	$1,237,230	$15,566	$—	$1,252,796	$(37)	$117,848	$—	$—	$(8,856)	$1,361,751
Net interest income after provision for loan losses	176,331	(61,708)	662	115,285	260,954	77,663	12,079	871	4,519	471,371
Net loan servicing fees (3)	—	236,600	—	236,600	—	1,046	2,904	28,527	(5,834)	263,243
Net insurance premiums earned	—	—	—	—	—	—	199,518	—	—	199,518
Other revenue (2)	37,985	(973)	59,930	96,942	35,381	7,352	8,968	25,716	(65,357)	109,002
Total revenues	1,451,546	189,485	60,592	1,701,623	296,298	203,909	223,469	55,114	(75,528)	2,404,885
Expenses	716,889	172,296	40,807	929,992	80,358	81,862	168,892	51,075	(56,291)	1,255,888

Earnings (loss) before income taxes	$734,657	$17,189	$19,785	$771,631	$215,940	$122,047	$54,577	$4,039	$(19,237)	$1,148,997

(1)   Consists primarily of fees earned for servicing mortgage loans, related ancillary fees and income from retained interests, change in fair value of mortgage servicing rights, recovery (impairment) of retained interests and servicing hedge gains (losses).

(2)   Consists primarily of revenues from ancillary products and services, including title, escrow, appraisal, credit reporting and home inspection services and insurance agency commissions.

(3)   Consists primarily of fees earned for servicing mortgage loans, related ancillary fees and income from retained interests, net of amortization of mortgage servicing rights, recovery (impairment) of retained interests and servicing hedge gains (losses).